SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

                                May 11, 2000
Date of Report (Date of earliest event reported)

                                        ALLIANCE PHARMACEUTICAL CORP.
(Exact name of registrant as specified in charter)

New York	0-12950	14-1644018

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6175 Lusk Boulevard
                                  San Diego, California 92121
(Address of principal executive offices)

                                              (858) 410-5200
Registrant's telephone number, including area code

Item 5.        Other Events

        As of May 19, 2000, Alliance Pharmaceutical Corp. (“Alliance”) and Baxter Healthcare Corporation (“Baxter”) entered into an arrangement for the manufacture, marketing, sales and distribution of OxygentTM (perflubron emulsion). OxygentTM is a chemical-based oxygen carrier developed by Alliance to enhance the delivery of oxygen to tissues and vital organs.

        Alliance and Baxter have formed PFC Therapeutics, LLC (“PFC”) to oversee the further development, manufacture, marketing, sales and distribution of OxygentTM (the “Product”); and each party invested $5 million in PFC. The management of PFC is vested in a committee consisting of four managers with each party designating two managers. Alliance and Baxter will also share in the distribution of PFC’s cash flows.

        Alliance has granted PFC a royalty-bearing license to market and manufacture the Product in the United States, Canada and countries in the European Union (the “Territory”). In connection with the transaction, PFC paid Alliance a prepaid royalty of $10 million. PFC has a right of first offer to license the Product in one or more countries outside the Territory.

        Pursuant to a manufacturing and supplier agreement between Alliance and PFC, Alliance will initially manufacture the Product for distribution in the Territory. Under separate agreements between Baxter and PFC, Baxter will have the exclusive right to promote, market, distribute and sell the Product in the Territory, and Baxter has the right to take over the manufacturing responsibility for the Product.

        In connection with this arrangement, Baxter has purchased $20 million in convertible preferred stock from Alliance. If Alliance’s common stock price averages $22 per share over a 20 day period within the next four years, the conversion price will be $22 per share. If the stock does not reach that price or if conversion is made earlier because of termination of the license agreement or a change in control of Alliance, the conversion price will, in general, be based on a market value of Alliance’s common stock at the time of conversion.

        In order for Baxter to maintain its rights to commercialize the product, Baxter is required to purchase an additional $30 million of convertible redeemable preferred stock from Alliance over the next 18 months. The preferred stock is convertible into common stock at $11.00 per share, and is redeemable at that price, plus accumulated and unpaid dividends. The conversion provisions of all of the preferred stock include provisions to protect against dilution in the event of stock dividends or splits, business combinations or similar events.

        PFC has the right to terminate the license agreement with Alliance for any reason on three to nine months notice, depending on the Product’s stage of development and first commercial sale and other arrangements with PFC and Baxter would be terminated at such time.

Item 7.         Financial Statements, Pro Forma Financial Information and Exhibits

(a) Financial Statements None.

(b) Pro Forma Financial Statements None.

(c) Exhibits 4.1 Certificate of Amendment of Certificate of Incorporation

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIANCE PHARMACEUTICAL CORP. By: /s/ Lloyd A. Rowland Lloyd A. Rowland Vice President and General Counsel

Dated: May 25, 2000

Exhibit Index

Exhibit	Description

4.1	Certificate of Amendment of Certificate of Incorporation